RESEARCH FRONTIERS ANNOUNCES STRATEGIC INVESTMENT IN ZULI, INC. AND DEMONSTRATES ZULI SMARTPLUG FOR USE WITH SPD-SMARTGLASS AT ANNUAL STOCKHOLDERS MEETING

June 11, 2015 –Woodbury, NY and San Francisco, CA – Using a Zuli Smartplug, you can walk into a room with your smartphone, and have the lights automatically turn on, temperature adjust, and the glass in your windows instantly go from an energy-saving dark tint, to clear so you can see the magnificent views outside your home. Now, walk into another room and have those lights and windows adjust too, while the Zuli Smartplug automatically shuts off your devices in the room you left to save energy. Attendees at Research Frontiers' Annual Meeting of Stockholder experienced this today in a demonstration of an SPD-SmartGlass smart window operated by a Zuli Smartplug. Research Frontiers also announced a strategic investment in Zuli, Inc.

Research Frontiers President and CEO Joe Harary demonstrates Zuli Smartplug controlling SPD-SmartGlass smart window at Research Frontiers Annual Meeting of Stockholders.

Joseph M. Harary, President and CEO of Research Frontiers, demonstrated how simple it is to use the Zuli Smartplug. He plugged the Zuli Smartplug into a wall outlet, and plugged an SPD-SmartGlass window into the Zuli Smartplug. He then operated a large smart window from an app on a smartphone. "The combination of the Zuli Smartplug with our SPD-SmartGlass is as simple as plugging in any lamp or appliance. The app gives you complete control over your room, whether it's your lights, appliances, thermostat, or now — your smart windows. The system works efficiently and elegantly, and is simple to set up while being functional, scalable and versatile."

What's a Zuli Smartplug?

Zuli Smartplugs can make every room in your home look and feel just the way you like it. All the things that contribute to your idea of perfect home comfort — lighting, temperature, your connection to the world outside, and more — respond to your every move.

Just plug in your Zuli Smartplug, connect any light, appliance, or other electrical device, like a smart window, and instantly get control from your smartphone. Turn devices on or off at the touch of a button, automatically in response to changing conditions, or on a schedule that you set, dim lights and adjust the tint of your windows to the perfect ambiance, create schedules for your lights or appliances with just a few taps, and easily monitor your power consumption to get more insight into your monthly energy costs and how to reduce them. With Zuli Presence, any room with a Zuli Smartplug will know when you’ve entered a room and instantly adapt to your personal lighting, temperature, and shading preferences —and then have everything turn off when you walk away.

Taylor Umphreys, President and CEO of Zuli, Inc. noted: "The smart window is an integral component of the modern smart home, and we have been interested in interfacing smart windows with our Smartplug and Presence technology for a while. We were very excited when Research Frontiers approached us for an investment and partnership, especially since their SPD-SmartGlass technology has become the best-performing and best-selling smart window technology in the world. Now paired with the simplicity and personalization of Zuli, your home will be a lot more intelligent and comfortable.”

What's SPD-SmartGlass?

SPD-Smart technology allows you to change the tint of your windows and skylights instantly, either at the touch of a button, or automatically. SPD-SmartGlass reduces cooling energy requirements in the summer, and heating energy requirements in the winter, by maintaining a pre-selected ideal level of light and temperature. SPD-SmartGlass also blocks harmful UV rays at all times. By more effectively controlling daylighting, SPD-Smart windows also allow “daylight harvesting,”which some independent sources estimate can save 35%-60% on lighting energy. With the growing pressure to reduce the energy use of buildings, many expect it to be a cornerstone of intelligent building design for years to come. Because SPD-SmartGlass can be retrofitted onto existing structures, even existing building stock can benefit from this green technology. This is significant since approximately 61% of all construction projects are retrofit projects, according to the U.S. Green Building Council.

SPD-Smart technology is the only smart glass technology that gives users the ability to instantly and precisely control the level of shading to any point between very dark and clear.

This provides exceptional control over solar energy while also adding to user comfort, security, and protecting interiors. Available in glass or plastic, SPD-SmartGlass technology is currently being used in the automotive, architectural, aircraft and marine industries, and to protect priceless artifacts in museums from damage from visible light. SPD-SmartGlass technology has been selected as the exclusive smart glass for the USA Pavilion at the Milan World's Fair.

About Zuli:

Zuli, Inc. was founded with the goal of creating a more valuable smart home experience by having your devices learn and adapt based on your presence and preferences. After a successful Kickstarter campaign in 2014, Zuli raised additional capital through a seed round lead by prominent investors that include Menlo Ventures, Logitech, and Winklevoss Capital. Zuli has now announced partnerships with Nest (Thermostats), Logitech (Harmony universal remote) and Research Frontiers (smart windows) to integrate your favorite consumer home products with the Zuli app and their Presence technology. The company is headquartered in San Francisco, CA.

More information is available at: www.Zuli.io and on Facebook and Twitter.

About Research Frontiers Inc.

Research Frontiers is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats.

More information is available at: www.SmartGlass.com, and on Facebook, Twitter, LinkedIn and YouTube.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-SmartGlass" and “SPD-Smart”are trademarks of Research Frontiers Inc.

For further information about Research Frontiers, SPD-Smart technology and the Zuli Smartplug, please contact:

Joseph M. Harary
President and CEO
Research Frontiers Inc.
+1 516 364 1902
info@smartglass.com

Taylor Umphreys
President and CEO
Zuli, Inc.
+1 650-465-4018
taylor@zuli.io